EXHIBIT 2A

                                                                  CONFORMED COPY




                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER is made as of April 1, 1997, among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), IM-1 Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Acquiror ("Acquiror Merger Subsidiary"), and Safesite Records Management Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Acquiror, Acquiror Merger Subsidiary and the Company are parties to an Agreement and Plan of Merger dated as of February 19, 1997 (the "Merger Agreement"); and

         WHEREAS, Acquiror, Acquiror Merger Subsidiary and the Company have agreed to amend the Merger Agreement as set forth herein pursuant to Section 7.3 of the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

         1. Section 1.8 of the Merger Agreement is hereby amended by inserting the following sentence immediately after the first sentence thereof:

         "B. Thomas Golisano shall be appointed or elected as a Director of Acquiror, to hold office in accordance with the Restated Certificate of Incorporation and By-Laws of Acquiror."

         2. Section 2.4 of the Merger Agreement is hereby deleted and the following new Section 2.4 is inserted in its place:

         "Section 2.4.  Option Securities.

                  (a) As soon as reasonably practicable after the Effective Time, each holder of an Option Security who elects to shall receive, subject to the indemnification provisions of Article 8 hereof, (i) subject to clause (ii) below, in respect of any such Option Security or portion thereof which is exercisable at the Effective Time (including those which will become exercisable by virtue of the consummation of the

         Merger) (1) a non-qualified option to acquire shares of Acquiror Stock under Acquiror's 1995 Stock Incentive Plan, which option for Acquiror Stock shall (A) have an exercise price per share determined by dividing the exercise price per share of the applicable Option Security by the Stock Conversion Number and (B) entitle the holder to purchase that number of shares equal to the product of (x) the number of shares subject to such Option Security which as of the Effective Time is exercisable and (y) the Stock Conversion Number, and (2) cash in the amount of the product of (x) the number of shares subject to such Option Security which as of the Effective Time is exercisable and (y) the Cash Conversion Number, and (ii) in respect of any such Option Security or portion thereof which is not exercisable at the Effective Time and in respect of those Option Securities to acquire 17,500 shares of Company Stock recently granted to the five individuals identified in
         Section 3.13(b) of the Disclosure Schedule, a non-qualified option to acquire shares of Acquiror Stock under Acquiror's 1995 Stock Incentive Plan at an exercise price and in an amount affording the holder equivalent value for the Option Security being exchanged, which option for Acquiror Stock shall (1) have an exercise price per share determined by dividing (x) the exercise price per share of the applicable Option Security by (y) the quotient of the Share Price divided by the Determination Price, and (2) entitle the holder to purchase that number of shares as equals the product of (x) the number of shares subject to such Option Security which as of the Effective Time is not exercisable and (y) the quotient of the Share Price divided by the Determination Price. In addition, each option to acquire Acquiror Stock issued in accordance with this Section 2.4 shall be exercisable (subject to the terms of such Option Security and Acquiror's 1995 Stock Incentive Plan) on the date the applicable Option Security would have been exercisable and otherwise be subject to the terms and conditions of the Acquiror 1995 Stock Incentive Plan (it being understood that the terms of the Acquiror option agreement, as to any employee, other than the Principal Stockholders, of the Company who is not employed by Acquiror or any of its Affiliates on the first anniversary of the Closing Date, shall not (a) make it a condition to exercise such option that such employee be in compliance with an Acquiror confidentiality or non-competition agreement and (b) require such employee to pay to Acquiror the excess of the fair market value on the day of exercise over the exercise price as a result of being employed by a competitor of Acquiror within two years after the exercise of such option). Notwithstanding anything to the contrary herein, the cash to be received herein by any holder of an Exercisable Option prior to the termination of the Escrow Indemnity Period shall be adjusted to give full effect to the indemnification provisions of
         Article 8 hereof.

                  (b) In lieu of issuing any option to acquire a fractional share of Acquiror Stock, Acquiror shall convert a holder's right to receive an option pursuant to this Section 2.4 into a right to receive an option to acquire the nearest whole number of shares of Acquiror Stock (with no adjustment to any cash amount received in connection with the conversion of an Exercisable Option).

                  (c) Notwithstanding the foregoing, in lieu of issuing cash in respect of exercisable Option Securities, Acquiror reserves the right, in its sole discretion, subject to notification to the Company not less than ten (10) days prior to the Closing

         Date, to exchange each vested and exercisable Option Security solely for an option to acquire Acquiror Stock, the terms and conditions (including, without limitation, the amount and exercise price per share) of which will be determined in accordance with clause (a)(ii) above.

         3. Article 2 of the Merger Agreement is hereby further amended by inserting the following new Section 2.6 immediately following Section 2.5:

         "Section 2.6 Standstill.

                  (a) Until the first anniversary of the Effective Time, except as permitted by Acquiror's Restated By-Laws, any Person who receives or is entitled to receive at the Effective Time any shares of Acquiror Stock pursuant to Section 2.1 shall not Transfer (as such term is defined in Exhibit 2.6 hereto), and Acquiror shall not be required to register the Transfer of, the number of shares, rounded upward to the nearest whole share (the "Subject Shares"), of Acquiror Stock equal to the product of (1) the quotient obtained by dividing (x) the "Lock-up Value" by (y) the product of (A) the Common Stock Amount and (B) the lesser of the Closing Price and the Determination Price multiplied by
         (2) the Stock Merger Consideration received by such Person in connection with the Merger. The "Lock-up Value" shall mean one half (1/2) of the sum of (x) the product of the Common Stock Amount and the lesser of the Closing Price and the Determination Price plus (y) the Cash Amount. The "Closing Price" shall mean the closing price per share of Acquiror Stock for the trading day immediately prior to the Effective Time. The closing price for such trading day shall be the last quoted sale price or, if not so quoted, the average of the low bid and high asked prices on the Nasdaq National Market System.

                  (b) Each certificate representing Subject Shares issued pursuant to the Merger shall bear the following legend:

                           "The shares represented by this certificate may not
                  be transferred prior to [first anniversary date of the Effective Time to be inserted] except as otherwise permitted by the Restated By-Laws of the Corporation. A copy of the Restated By-Laws of the Corporation will be furnished without charge upon written request addressed to the Corporation at 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention:
                  Chief Executive Officer."

                  (c) In order to implement the provisions of this Section 2.6, the Restated By-Laws of Acquiror shall be amended on or prior to the Closing Date to include the provisions as to the limitations on the transferability of the Acquiror Stock set forth in Exhibit 2.6 hereto."

         4. Section 8.2 of the Merger Agreement is hereby amended by inserting the words "and from the cash, if any, issued with respect to Exercisable Options pursuant to Section 2.4" immediately after the words "Exchange Merger Consideration" appearing at the end of the third line thereof.

         5. The Merger Agreement is hereby further amended by inserting a new
Exhibit 2.6 thereto substantially in the form of Exhibit 2.6 hereto.

         6. Each of Acquiror, Acquiror Merger Subsidiary and the Company represents and warrants that all requisite corporate action necessary for the valid execution and delivery of this Amendment No. 1 has been duly and effectively taken.

         7. Each capitalized term used herein without definition shall have the same meaning herein as is given to such term in the Merger Agreement.

         8. The Merger Agreement as amended hereby is ratified and confirmed in all respects and shall continue in full force and effect.

         9. This Amendment No. 1 may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, Acquiror, Acquiror Merger Subsidiary and the Company have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           IRON MOUNTAIN INCORPORATED


                             By: /s/ Eugene B. Doggett
                                 ----------------------------------
                                 Name: Eugene B. Doggett
                                 Title: Executive Vice President and Chief
                                        Financial Officer



                             IM-1 ACQUISITION CORP.


                             By: /s/ John P. Lawrence
                                 ----------------------------------
                                 Name: John P. Lawrence
                                 Title: Treasurer


                            SAFESITE RECORDS MANAGEMENT
                            CORPORATION

                             By: /s/ B. Thomas Golisano
                                 ----------------------------------
                                 Name: B. Thomas Golisano
                                 Title:  Chairman

                             By: /s/ James B. Wayman, Jr.
                                 ----------------------------------
                                 Name: James B. Wayman, Jr.
                                 Title:  President

                                                                    EXHIBIT 2.6


                FORM OF AMENDMENT TO ACQUIROR'S RESTATED BY-LAWS

                                   ARTICLE XII

 RESTRICTIONS ON TRANSFER OF CERTAIN SHARES OF CAPITAL STOCK OF THE CORPORATION

         Section 1. Restrictions on Transfer. Any Person who receives any shares of Common Stock of the Corporation (the "Merger Securities") issued pursuant to the Agreement and Plan of Merger, dated as of February 19, 1997, by and among the Corporation, IM-1 Acquisition Corp. and Safesite Records Management Corporation, as amended (the "Merger Agreement"), shall not Transfer (as defined herein), and the Corporation shall not be required to register the Transfer of, the number of shares, rounded upward to the nearest whole share (the "Subject Shares"), of the Merger Securities equal to the product of (1) the quotient obtained by dividing (x) the "Lock-up Value" by (y) the product of (A) the Common Stock Amount and (B) the lesser of the Closing Price and the Determination Price multiplied by (2) the Stock Merger Consideration received by such Person in connection with the Merger, until the first anniversary date of the effective date of the Merger Agreement (the "Effective Time"), except as otherwise allowed by the Board of Directors of the Corporation in its sole discretion. The "Lock-up Value" shall mean one half (1/2) of the sum of (x) the product of the Common Stock Amount and the lesser of the Closing Price and the Determination Price plus (y) the Cash Amount. The "Closing Price" shall mean the closing price per share of Acquiror Stock for the trading day immediately prior to the Effective Time. The closing price for such trading day shall be the last quoted sale price or, if not so quoted, the average of the low bid and high asked prices on the Nasdaq National Market System. Capitalized terms used herein and not otherwise defined shall have the meanings prescribed therefor in the Merger Agreement. The term "Transfer" means any indirect or direct transfer, offer to sell, sale, assignment, grant of an option to acquire, pledge, or other disposition.

         Section 2. Legend on Stock Certificates. The Corporation shall note on the certificates for the Subject Shares of Merger Securities issued upon transfer that the shares represented by such certificates are subject to the restrictions on transfer and registration of transfer imposed in this Article XII.

         Section 3. Termination of Restrictions on Transfers. The provisions of this Article XII shall terminate in their entirety on the first anniversary of the Effective Time.